Exhibit 23.1







                      Independent Auditors' Consent
                      -----------------------------

The Savings Plan Committee
Grenada Sunburst System Corporation 401(k) Savings Plan:


We consent to incorporation by reference in the Registration Statement (No. 33-21215) on Form S-8 of Grenada Sunburst System Corporation 401(k) Savings Plan of our report dated March 18, 1994, relating to the statements of net assets available for benefits of Grenada Sunburst System Corporation 401(k) Savings Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for benefits for the three year period ended December 31, 1993, which report appears in the December 31, 1993 annual report of Grenada Sunburst System Corporation 401(k) Savings Plan.







/s/KPMG PEAT MARWICK
   KPMG PEAT MARWICK

Memphis, Tennessee
June 15, 1994